EXHIBIT 10.3

ENVIRONMENTAL INDEMNITY AGREEMENT

THIS ENVIRONMENTAL INDEMNITY AGREEMENT (this “Agreement”), dated as of May 5, 2005, is made by LASALLE BANK NATIONAL ASSOCIATION, successor trustee to AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO, a national banking association, not personally but solely as trustee under trust agreement dated July 26, 1977 and known as Trust No. 40935 and LASALLE BANK NATIONAL ASSOCIATION, successor trustee to AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO, a national banking association, as successor trustee to First Bank, N.A., as successor trustee to National Boulevard Bank of Chicago, not personally but solely as trustee under trust agreement dated September 27, 1976 and known as Trust No. 5602, (collectively, the “Fee Holder”) and CONTINENTAL TOWERS ASSOCIATES–I, L.P., an Illinois limited partnership (“Beneficial Interest Holder”, the Fee Holder and the Beneficial Interest Holder are collectively, together with their respective permitted successors and assigns, referred to herein as “Borrower”), and PRIME GROUP REALTY, L.P., a Delaware limited partnership (“Guarantor,” and, together with Borrower, the “Indemnitor”) for the benefit of SUNAMERICA LIFE INSURANCE COMPANY, an Arizona corporation (“Lender”), and the other “Indemnitees,” as hereinafter defined.

RECITALS

A.         Lender has agreed to make a loan to Borrower in the amount of $75,000,000.00 (the “Loan”) pursuant to a Loan Agreement, of even date herewith, by and between Borrower and Lender (the “Loan Agreement”). The Loan is to be evidenced by a Promissory Note of even date herewith made by Borrower to the order of Lender (the “Note”) and secured by certain Mortgages for the benefit of Lender encumbering the Property (as those terms are defined in the Loan Agreement) and guaranteed by a Guaranty Agreement of even date herewith by Guarantor for the benefit of Lender (the “Guaranty”). All capitalized terms used herein without definition shall have the meanings given to such terms in the Loan Agreement.

B.         Borrower is the owner of the Property as described in the Loan Agreement.

C.         As a condition precedent to making the Loan, Lender requires that Indemnitor enter into this Agreement, whose covenants and obligations are independent of and in addition to Borrower’s obligations under the Note, Loan Agreement, Mortgages and the other documents governing, evidencing and securing the Loan, and are independent of and in addition to Guarantor’s obligations under the Guaranty.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Indemnitor hereby represents, warrants and covenants to Lender and Lender’s officers, directors, employees, agents, affiliates, successors and assigns (collectively, the “Indemnitees”) as follows:

Section 1.        Representations and Warranties. Indemnitor represents and warrants to the Indemnitees that:

(a)        to the best of Indemnitor’s knowledge, the Property is not in violation of any legal requirement pertaining to or imposing liability or standards of conduct concerning environmental regulation, contamination or clean-up, including the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Hazardous Substances Transportation Act, the Solid Waste Disposal Act, the Clean Water Act, the Clean Air Act, the Toxic Substance Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act, any state super-lien and environmental clean-up statutes (including with respect to Toxic Mold), any local law requiring related permits and licenses and all amendments to and regulations in respect of the foregoing laws (collectively, “Environmental Laws”);

(b)        to the best of Indemnitor’s knowledge, the Property is not subject to any private or governmental lien or judicial or administrative notice or action or inquiry, investigation or claim relating to hazardous, toxic and/or dangerous substances, toxic mold or fungus of a type that may pose a risk to human health or the environment or would have a material adverse impact on the value of the Property (“Toxic Mold”) or any other substances or materials which are included under or regulated by Environmental Laws (collectively, “Hazardous Substances”);

(c)        to the best of Indemnitor’s knowledge, after due inquiry, no Hazardous Substances are or have been (including the period prior to Borrower’s acquisition of the Property), discharged, generated, treated, disposed of or stored on, incorporated in, or removed or transported from any Property other than in compliance with all Environmental Laws;

(d)        to the best of Indemnitor’s knowledge, after due inquiry, no Toxic Mold is on or about any Property which requires remediation under Environmental Laws;

(e)        to the best of Indemnitor’s knowledge, after due inquiry, no underground storage tanks exist on the Property and the Property has never been used as a landfill;

(f)         there have been no environmental investigations, studies, audits, reviews or other analyses conducted by or on behalf of Guarantor which has not been disclosed to Lender;

(g)        Beneficial Interest Holder (i) is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Illinois, (ii) has the power and authority to own its property and assets and to transact the business in which it is engaged and (iii) is duly qualified and is in good standing in each jurisdiction in which it owns or leases property or in which failure to be duly qualified and in good standing would have an adverse effect on its business, operations, property or financial condition;

(h)        Borrower has the power to execute, deliver and perform the terms and provisions of this Agreement and has taken all necessary action to authorize the execution, delivery and performance by it of this Agreement;

(i)         Indemnitor has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation enforceable against Indemnitor in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization and other laws affecting creditors’ rights generally and by principles of equity;

(j)         neither the execution, delivery or performance by Indemnitor of this Agreement, nor compliance by it with the terms and provisions hereof, will (i) contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of its property or assets pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other agreement, contract or instrument to which it is a party or by which it or any of its property or assets is bound or to which it may be subject, or (iii) violate any provision of any Borrower’s certificate of limited partnership, partnership agreement, or other organizational documents;

(k)        no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, the execution, delivery and performance by Indemnitor of this Agreement or the legality, validity, binding effect or enforceability of this Agreement; and

(l)         to the best of Borrower’s knowledge, Borrower is in compliance in all-material respects with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by all governmental bodies in respect of the conduct of its business and the ownership of its property.

Section 2.	Covenants. Indemnitor covenants and agrees as follows:

(a)        Indemnitor shall (i) keep the Property in compliance with all Environmental Laws, (ii) promptly notify Lender if it becomes aware that (A) any Hazardous Substance is on or near any Property in violation of Environmental Laws, (B) the Property is in violation of any Environmental Laws and (iii) remove such Hazardous Substances and/or cure such violations and/or remove such threats, as applicable, as required under applicable law promptly after Indemnitor becomes aware of same, at Indemnitor’s sole expense. Nothing herein shall prevent Indemnitor from recovering such expenses from any other party that may be liable for such removal or cure.

(b)        Indemnitor shall give prompt written notice to Lender of (i) any proceeding or inquiry by any party with respect to the presence of any Hazardous Substance on, under, from or about any Property, (ii) all claims made or threatened by any third party against Indemnitor or any Property or any party occupying any Property relating to any loss or injury resulting from any Hazardous Substance, and (iii) Indemnitor’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Property that could cause such Property to be subject to any investigation or cleanup pursuant to any Environmental Law. Upon becoming aware of the presence of Toxic Mold at the Property, Indemnitor shall (i) perform or cause to be performed all acts required by law for the remediation of any Toxic Mold (including taking any action necessary to clean and disinfect any portions of such Property affected by Toxic Mold, including providing any necessary moisture control systems at the affected Property, if and to the extent required), and (ii) provide evidence reasonably satisfactory to Lender of the foregoing. Indemnitor shall permit Lender to join and participate in, as a party if it so elects, any legal or administrative proceedings or other actions initiated with respect to any Property in connection with any Environmental Law or Hazardous Substance, and Indemnitor shall pay all reasonable attorneys’ fees and disbursements incurred by Lender in connection therewith.

(c)        Upon Lender’s request, which request shall only be made if Lender in its good faith judgment determines that reasonable cause exists for the performance of such environmental inspection or audit, Indemnitor shall provide an inspection or audit of the Property prepared by a licensed hydrogeologist, licensed environmental engineer or qualified environmental consulting firm approved by Lender in its reasonable discretion assessing the presence or absence of Hazardous Substances on, in or near such Property. The cost and expense of such audit or inspection shall be paid by Indemnitor. Such inspections and audit may include soil borings and ground water monitoring. If Indemnitor fails to provide any such inspection or audit within 45 days after such request, Lender may order same, and Indemnitor hereby grants to Lender and its employees and agents access to the Property and a license to undertake such inspection or audit.

(d)        If any environmental site assessment report prepared in connection with such inspection or audit recommends that an operations and maintenance plan be implemented for any Hazardous Substance, whether such Hazardous Substance existed prior to the ownership of the applicable Property by Borrower, or presently exists or is reasonably suspected of existing, Indemnitor shall cause such operations and maintenance plan to be prepared and implemented at their expense upon request of Lender, and with respect to any Toxic Mold, Indemnitor shall take all action necessary to clean and disinfect any portions of the Improvements affected by Toxic Mold in or about the Improvements, including providing any necessary moisture control systems at the affected Property. If any investigation, site monitoring, containment, cleanup, removal, restoration or other work of any kind is required under an applicable Environmental Law (“Remedial Work”), Indemnitor shall commence all such Remedial Work within 30 days after written demand by Lender and thereafter diligently prosecute to completion all such Remedial Work within such period of time as may be required under applicable law). All Remedial Work shall be performed by licensed contractors approved in advance by Lender in its reasonable discretion and under the supervision of a consulting engineer approved by Lender. All costs of such Remedial Work shall be paid by Indemnitor, including Lender’s reasonable attorneys’ fees and disbursements incurred in connection with the monitoring or review of such Remedial Work. If Indemnitor does not timely commence and diligently prosecute to completion the Remedial Work, Lender may (but shall not be obligated to) cause such Remedial Work to be performed at Indemnitor’s expense. Notwithstanding the foregoing, Indemnitor shall not be required to commence such Remedial Work within the above specified time period: (x) if prevented from doing so by any governmental authority, (y) if commencing such Remedial Work within such time period would result in Indemnitor or such Remedial Work violating any Environmental Law, or (z) if Indemnitor, at its expense and after prior written notice to Lender, is contesting by appropriate legal, administrative or other proceedings, conducted in good faith and with due diligence, the need to perform Remedial Work. Indemnitor shall have the right to contest the need to perform such Remedial Work, provided that, (1) Indemnitor is permitted by the applicable Environmental Laws to delay performance of the Remedial Work pending such proceedings, (2) neither any Property nor any part thereof or interest therein will be sold, forfeited or lost if Indemnitor fails to promptly perform the Remedial Work being contested, and if Indemnitor fails to prevail in contest Indemnitor would thereafter have the opportunity to perform such Remedial Work, (3) Lender would not, by virtue of such permitted contest, be exposed to any risk of any civil liability for which Indemnitor has not furnished additional security as provided in clause (4) below, or to any risk of criminal liability, and neither any Property nor any interest therein would be subject to the imposition of any lien for which Indemnitor has not furnished additional security as provided in clause (4) below, as a result of the failure to perform such Remedial Work and (4) Indemnitor shall have furnished to Lender additional security in respect of the Remedial Work being contested and the loss or damage that may result from Indemnitor’s failure to prevail in such contest in such amount as may be reasonably requested by Lender but in no event less than one hundred twenty-five percent (125%) of the cost of such Remedial Work as reasonably estimated by Lender or Lender’s Consultant and any loss or damage that may result from Indemnitor’s failure to prevail in such contest.

(e)        Indemnitor shall not install or permit to be installed on any Property any underground storage tank.

Section 3.	Indemnity.

(a)        Indemnitor agrees to defend (with attorneys reasonably satisfactory to the Indemnitees), protect, indemnify and hold harmless each of the Indemnitees and its respective officers, directors, employees, attorneys and agents from and against any and all liabilities, obligations (including removal and remedial actions), losses, damages (including foreseeable and unforeseeable consequential damages and punitive damages), penalties, actions, judgments, suits, claims, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) of any kind or nature whatsoever that may at any time be incurred by, imposed on or asserted against any of them directly or indirectly based on, or arising or resulting from any of the following (except to the extent same are caused by the fraud, bad faith, gross negligence, or willful misconduct of any Indemnitees and except that any Indemnitee shall not be indemnified against claims first arising or occurring after transfer of the Property by foreclosure of Lender’s lien or acceptance of a deed in lieu thereof, and which are not in any way related to any activity or event occurring prior to transfer by such foreclosure or deed in lieu): (i) the actual or alleged presence of Hazardous Substances on any Property in any quantity or manner which violates Environmental Law, or the removal, handling, transportation, disposal or storage of such Hazardous Substances, (ii) any Environmental Claim (as defined below) with respect to Indemnitor or any Property, or (iii) the exercise of any Indemnitee’s rights under this Agreement (collectively, the “Indemnified Matters”), regardless of when such Indemnified Matters arise, but excluding any Indemnified Matter with respect to Hazardous Substances first placed or Released on any Property after the later of (1) the date neither Indemnitor nor any of its affiliates holds title to or any other interest in or lien on such Property, or (2) the payment in full of the Debt. To the extent that this indemnity is unenforceable because it violates any law or public policy, Indemnitor agrees to contribute the maximum portion that it is permitted to contribute under applicable law to the payment and satisfaction of all Indemnified Matters. For purposes of this Agreement, “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law (hereafter “Claims”) or any permit issued under any such Environmental Law, including without limitation (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to health, safety or the environment.

(b)        Indemnitor agrees to reimburse each Indemnitee for all sums paid and costs incurred by such Indemnitee with respect to any Indemnified Matter within thirty (30) days following written demand therefor, with interest thereon at the Default Rate if not paid within such thirty (30) day period.

(c)        Should any Indemnitee institute any action or proceeding at law or in equity, or in arbitration, to enforce any provision of this Agreement (including an action for declaratory relief or for damages by reason of any alleged breach of any provision of this Agreement) or otherwise in connection with this Agreement or any provision hereof, it shall be entitled to recover from Indemnitor its reasonable attorneys’ fees and disbursements incurred in connection therewith if it is the prevailing party in such action or proceeding.

Section 4.        Events of Default. Upon the occurrence of any of the following specified events (each an “Event of Default”):

(a)        if any of the representations and warranties contained in Section 1 shall prove to be untrue in any respect as of the date made; or

(b)        if Indemnitor fails to perform any of its obligations under this Agreement within twenty (20) days following notice thereof from Lender; provided that if such nonperformance is incapable of cure within such twenty (20) day period, no Event of Default shall occur hereunder if Indemnitor has commenced a program to perform such obligations, which program is satisfactory to Lender in its sole discretion and is in accordance with applicable law, and is diligently pursuing such program to completion; and provided further that if a shorter cure period or notice requirement for any particular failure to perform is provided by applicable law or this Agreement, such specific provision shall control; then and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, Lender may do or cause to be done whatever is necessary in its sole judgment to cause the affected Property to comply with applicable Environmental Laws, and the cost thereof (together with interest thereon at the Default Rate, as defined in the Note) shall become immediately due and payable by Indemnitor without notice. Indemnitor shall and does hereby grant to Lender and its agents access to the Property and hereby specifically grants to Lender an irrevocable, non-exclusive license to do whatever is necessary in Lender’s judgment to cause the Property to so comply, including, without limitation, to enter any Property and remove therefrom any Hazardous Substances.

Section 5.	Recourse Obligations.

(a)        Indemnitor agrees that notwithstanding any term or provision contained in this Agreement or the other Loan Documents to the contrary, the obligations of Indemnitor as set forth in this Agreement shall be exceptions to any non-recourse or exculpatory provision relating to the Loan in accordance with the terms and provisions of the Loan Agreement, and Indemnitor shall be fully liable for the performance of its obligations under this Agreement in accordance with the terms and provisions of the Loan Agreement, and such liability shall not be limited to the original principal amount of the Loan.

(b)        The liability of Indemnitor under this Agreement shall in no way be limited to or impaired by any amendment or modification of the provisions of the Loan Documents unless such amendment or modification expressly refers to this Agreement. In addition, the liability of Indemnitor under this Agreement shall in no way be limited or impaired by (i) any extensions of time for performance required by any of the Loan Documents, (ii) any sale, assignment or foreclosure of the Note or any sale or transfer of all or any part of any Property, (iii) any exculpatory provision in any of the Loan Documents limiting any Indemnitee’s recourse to the Property or the collateral encumbered by the Mortgages or to any other security, or limiting the Indemnitees’ rights to a deficiency judgment against Indemnitor, (iv) the accuracy or inaccuracy of the representations and warranties made by Indemnitor under any of the Loan Documents, (v) the release of Indemnitor or any other person from performance or observance of any of the agreements, covenants, terms or conditions contained in any of the Loan Documents (other than this Agreement) by operation of law, any Indemnitee’s voluntary act, or otherwise, (vi) the release or substitution in whole or in part of any security for the Note or (vii) Lender’s failure to properly perfect, protect, secure or insure any security interest or lien given as security for the Note; and, in any such case, whether with or without notice to Indemnitor and with or without consideration.

Section 6.        Independent Obligations. This Agreement is intended to create obligations that are separate and independent of Indemnitor’s obligations under the Note, Loan Agreement, Pledge and other Loan Documents. Indemnitor’s obligations hereunder are, however, secured by the Mortgages and the other Loan Documents.

Section 7.	Survival.

(a)        The representations, warranties, covenants and indemnities set forth in this Agreement shall survive the repayment of the Loan, the release of the lien of the Mortgages, any foreclosure of any Mortgage or against any Property or the delivery of a deed or assignment in lieu of foreclosure or otherwise, and the transfer of any interest in and to any Property.

(b)        This Agreement shall be binding on and inure to the benefit of Indemnitor, the Indemnitees, and their respective successors and assigns. Without limiting the generality of the foregoing, this Agreement shall inure to the benefit of each assignee or holder of the Note and each of such assignee’s or holder’s officers, directors, employees, agents and affiliates. Notwithstanding the foregoing, Indemnitor, without the prior written consent of Lender in each instance, may not assign, transfer or set over in whole or in part, all or any part of its benefits, rights, duties and obligations hereunder.

Section 8.	Miscellaneous.

(a)        If Indemnitor is more than one person or entity, then (i) all persons or entities comprising Indemnitor are jointly and severally liable for all of the Indemnitor’s obligations hereunder; (ii) all representations, warranties, and covenants made by Indemnitor shall be deemed representations, warranties, and covenants of each of the persons or entities comprising Indemnitor; (iii) any breach, Default or Event of Default by any of the persons or entities comprising Indemnitor hereunder shall be deemed to be a breach, Default, or Event of Default of Indemnitor; and (iv) any reference herein contained to the knowledge or awareness of Indemnitor shall mean the knowledge or awareness of any of the persons or entities comprising Indemnitor.

(b)        Indemnitor waives any right or claim of right to cause a marshalling of its assets or to cause any Indemnitee to proceed against any of the security for the Loan before proceeding under this Agreement. Indemnitor expressly waives and relinquishes all present or future rights, remedies, or circumstances which might constitute a legal or equitable discharge of Indemnitor or which might otherwise impair the validity or enforceability of this Agreement. Indemnitor hereby agrees to postpone the exercise of any and all rights of subrogation to the rights of any Indemnitee against Indemnitor hereunder and any rights of subrogation to any collateral securing the Loan, until all obligations of Indemnitor to the Indemnitees hereunder have been performed in full and all principal, interest and other sums evidenced or secured by the Loan Documents shall have been paid in full.

(c)        Any party liable upon or in respect of this Agreement or the Loan may be released without affecting the liability of any party not so released.

(d)        No failure or delay on the part of any of the Indemnitees in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between Indemnitor and the Indemnitees (or any of them) shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Loan Document expressly provided are cumulative with and not exclusive of any rights, powers or remedies which the Indemnitees or any of them would otherwise have. No notice to or demand on Indemnitor in any case shall, ipso facto, entitle Indemnitor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Indemnitees to any other or further action in any circumstances without notice or demand where notice or demand is not otherwise required.

(e)        All notices hereunder shall be in writing and shall be delivered to Borrower and Lender in accordance with the provisions of the Loan Agreement, and to Guarantor in accordance with the terms of the Guaranty.

(f)         Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing and signed by each of the parties hereto.

(g)        LENDER AND INDEMNITOR KNOWINGLY, IRREVOCABLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED ON THIS AGREEMENT, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER AND INDEMNITOR TO ENTER INTO THE LOAN TRANSACTION EVIDENCED BY THE NOTE.

(h)        This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and be governed by the law of the State of New York. TO THE FULLEST EXTENT PERMITTED BY LAW, INDEMNITOR HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, AND THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO § 5-1401 AND § 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(i)         All pronouns and any variations of pronouns herein shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the identity of the parties may require. Whenever the terms herein are singular, the same shall be deemed to mean the plural, as the identity of the parties or the context requires and vice versa.

(j)         This Agreement may be executed in multiple counterparts, each of which shall constitute a duplicate original, but all of which together shall constitute one and the same instrument.

(k)        Land Trust Exculpatory Provision. This Agreement is executed by LaSalle Bank National Association, not in its individual capacity, but solely as trustee as aforesaid in the exercise of the power and authority conferred upon and vested in it as such trustee. It is expressly understood and agreed that nothing contained herein or in the Loan Documents shall be construed as creating any liability on LaSalle Bank National Association, in its individual capacity to pay the Note or any interest that may accrue thereon, or any indebtedness accruing hereunder, or to perform any covenant either express or implied herein contained.

[Balance of Page Intentionally Left Blank; Signatures on Following Page]

IN WITNESS WHEREOF, Indemnitor has executed and delivered this Agreement as of the date first above written.

INDEMNITORS:
PRIME GROUP REALTY, L.P., a Delaware limited partnership
By: Prime Group Realty Trust, a Maryland real estate investment trust, its managing general partner
By: /s/ Jeffrey A. Patterson Name: Jeffrey A. Patterson Title: President and Chief Executive Officer

LASALLE BANK, NATIONAL ASSOCIATION, successor trustee to American National Bank and Trust Company of Chicago, a national banking association, not personally but solely as trustee under trust agreement dated July 26, 1977 and known as Trust No. 40935

By: /s/ Harriet Denisewicz Name: Harriet Denisewicz Title: Trust Officer

LASALLE BANK NATIONAL ASSOCIATION, successor trustee to American National Bank and Trust Company of Chicago, a national banking association, as successor trustee to First Bank, N.A., as successor trustee to National Boulevard Bank of Chicago, not personally but solely as trustee under trust agreement dated September 27, 1976 and known as Trust No. 5602

By: /s/ Harriet Denisewicz Name: Harriet Denisewicz Title: Trust Officer

BENEFICIAL INTEREST HOLDER:
CONTINENTAL TOWERS ASSOCIATES – I, L.P., an Illinois limited partnership CTA PARTNER, L.L.C., its sole general partner
By: /s/ Richard S. Curto Name: Richard S. Curto Title: Administrative Member

It is further agreed by the parties hereto that whenever and wherever the provisions of this Agreement contains any reference to the right of the party to be indemnified, saved harmless, or reimbursed by land trustee for any costs, claims, loss, fines, penalties, damage or expenses of any nature, including without limitation, attorney’s fees arising in any way of the execution of this instrument or the relationship of the parties under this instrument, then such obligation, if any, shall be construed to be only a right of reimbursement in favor of a party out of the trust estate held under Trust No. 40935 and 5602, from time to time, so far as the same may reach; and in no case shall any claim of liability or right of reimbursement be asserted against LaSalle Bank National Association, individually, all such personal liability, if any, being hereby expressly waived; and this agreement shall extend to an inure for the benefit of the parties hereto; their respective successors and assigns and all parties claiming by, through and under them. In event of conflict between the terms of this rider and of the Agreement to which it is attached, or any question or apparent of claimed liability or obligations resting upon the said trustee, the exculpatory provision of the rider shall be controlling.

It is expressly understood and agreed by and between the parties hereto, anything herein to the contrary nothwithstanding, that each and of the representations, covenants, undertakings, warranties and agreements herein made on the part of the trustee while in form purporting to be the representation, covenants, undertakings, warranties, and agreements of said trustee are nevertheless each and every one of them, made and intended not as personal representations, covenants, undertakings, warranties, and agreements of said trustee are nevertheless each and every one of them, made and intended not as personal representations, covenants, undertakings, warranties and agreements by the trustee or for the purpose or with the intention of binding only that portion of the trust property specifically described herein, and this instrument is executed and delivered by said trustee not in its own right, but solely in the exercise of the powers conferred upon it as such trustee; and that no personal liability or personal responsibility is assumed by nor shall at any time be asserted or enforceable against LaSalle Bank National Association, on account of this instrument or on account of any representation, covenant, undertaking, warranty, or agreement of the said trustee in this instrument contained, either expressed or implied, all such personal liability, if any, being expressly waived and released. The trustee makes no personal representations as to nor shall it be responsible for the existence, location or maintenance of the chattels herein described, if any.

Any reference to Owner’s use or control of the property should be construed to be that of the beneficiary of the land trust as LaSalle Bank National Association as land trustee has no right to perform such activities nor has it or will it ever assert management or control over the property. LaSalle Bank National Association, as Land Trustee, has no employees or agents employed or working on the property or engaged in the management or control of the property. LaSalle Bank National Association as Land Trustee does not warrant, indemnify, defend title for is it responsible for any environmental damage.